Exhibit 10.33

PROYECTO DE FUSIÓN

AUNA SALUD S.A.C. y HEREDIA INVESTMENTS S.A.C.

I. INTRODUCCIÓN.

El presente proyecto de fusión (en adelante el

“Proyecto”) ha sido elaborado en forma coordinada por las gerencias generales de Auna Salud S.A.C. (en adelante “Auna Salud”) y Heredia Investments S.A.C. (en adelante “Heredia”), a efectos de brindar a las sociedades citadas una visión clara y completa de la justificación económica que subyace a la reorganización societaria que se propone, así como para exponer todos los aspectos legales y económicos relevantes que deberán ser tomados en cuenta para el desarrollo del proceso de fusión en cuestión.

En virtud de la fusión que se propone, Auna Salud absorberá a Heredia, la cual se extinguirá sin necesidad de disolverse ni liquidarse. Como consecuencia de la fusión Auna Salud sucederá a título universal a Heredia en todos sus derechos y obligaciones (en adelante, la “Fusión”), y asumirá en su patrimonio todos los activos, pasivos y relaciones jurídicas de titularidad de Heredia, los cuales se entenderán transferidos en un solo acto y en su totalidad en la fecha de entrada en vigencia de la Fusión.

De conformidad con lo dispuesto por el artículo 351° de la Ley General de Sociedades, aprobada por Ley N° 26887 (“LGS”), el Proyecto será sometido a la consideración de la junta general de accionistas de cada una de las sociedades involucradas en la Fusión.

A continuación, se describen los aspectos fundamentales de la Fusión.

II. SOCIEDADES PARTICIPANTES EN LA FUSIÓN

2.1 Auna Salud S.A.C.

Auna Salud es una sociedad anónima cerrada constituida y existente de conformidad con las leyes del Perú, identificada con Registro Único de Contribuyente N° 20566511011, con domicilio en Lima, e inscrita en la partida electrónica No. 13347294 del Registro de Personas Jurídicas de la Oficina Registral de Lima.

MERGER PROJECT

AUNA SALUD S.A.C. and HEREDIA INVESTMENTS S.A.C.

I. INTRODUCTION.

This merger project (hereinafter the “Project”) has been prepared in a coordinated manner by the administration of Auna Salud S.A.C. (hereinafter “Auna Salud”) and Heredia Investments S.A.C. (hereinafter “Heredia”), in order to provide the aforementioned companies with a clear and complete vision of the economic justification underlying the corporate reorganization being proposed, as well as to detail all the relevant legal and economic aspects that must be taken into account for the development of the merger process in question.

By virtue of the proposed merger, Auna Salud will absorb Heredia, which will be extinguished without the need to dissolve or liquidate. As a result of the merger, Auna Salud will universally succeed Heredia in all its rights and obligations (hereinafter, the “Merger”), and will assume in its equity all the assets, liabilities and legal relationships owned by Heredia, which shall be understood as transferred as a whole and in a single act on the date of effectiveness of the Merger.

In accordance with the provisions of article 351° of the General Corporation Law, approved by Law N° 26887

(“LGS”), the Project will be submitted for consideration by the general meeting of shareholders of each of the companies involved in the Merger.

The essential aspects of the proposed merger are described below.

II. COMPANIES PARTICIPATING IN THE MERGER

2.1 Auna Salud S.A.C.

Auna Salud is a closed corporation incorporated and existing in accordance with the laws of Peru, identified with the Unique Taxpayer Registry N° 20566511011, domiciled in Lima, and registered in electronic item N° 13347294 of the Registry of Legal Entities of Lima.

A la fecha de este Proyecto, el capital social de Auna Salud asciende a la suma de S/ 1,011,469,008.00, dividido en 1,011,469,008 acciones nominativas con derecho a voto, de un valor nominal de S/ 1.00 (uno y 00/100 soles) cada una, íntegramente suscritas y totalmente pagadas.

Actualmente, la estructura accionaria de Auna Salud es la siguiente:

Accionista	No. de acciones
Auna S.A., Sucursal del Perú	797,037,577
Luis Felipe Pinillos Casabonne	1
Jesús Antonio Zamora León	1
Heredia Investments S.A.C.	214,431,429
TOTAL	1,011,469,008

Se deja constancia de que las acciones representativas del capital de Auna Salud de titularidad de Heredia, fueron transferidas en dominio fiduciario a favor de La Fiduciaria S.A., en virtud al Contrato de Fideicomiso en Garantía suscrito con fecha 3 de octubre de 2022 entre Enfoca Descubridor 1, Fondo de Inversión (“Enfoca Descubridor 1”), Enfoca Descubridor 2, Fondo de Inversión (“Enfoca Descubridor 2”) y Enfoca Discovery 2, L.P. (“Enfoca Discovery 2”), en calidad de fideicomitentes, y La Fiduciaria S.A. como fiducario, y sus adendas de adhesión suscritas el 7 de octubre de 2022 y el 2 de noviembre de 2022, por parte de Heredia y Enfoca Descubridor 1, Enfoca Discovery 2, Enfoca Descubridor 2, Enfoca Asset Management Ltd., Enfoca Sociedad Administradora de Fondos de Inversión S.A., en calidad de fideicomitentes adherentes (el “Contrato de Fideicomiso”). Al respecto, Auna Salud y Heredia dejan constancia de que el Contrato de Fideicomiso permite expresamente la realización de la Fusión, de forma que las acciones de titularidad de Heredia serán liberadas del fideicomiso antes de la entrada en vigencia de la Fusión a fin de permitir que ésta se lleve a cabo.

2.2 HEREDIA INVESTMENTS S.A.C.

Heredia es una sociedad anónima cerrada constituida y existente de conformidad con las leyes del Perú, identificada con Registro Único de Contribuyente N° 20609605520, con domicilio en Lima, e inscrita en la partida electrónica No. 15001594 del Registro de Personas Jurídicas de la Oficina Registral de Lima.

As of the date of this Project, the capital stock of Auna Salud amounts to the sum of S/ 1,011,469,008.00, divided into 1,011,469,008 registered shares with voting rights, of a nominal value of S/ 1.00 (one and 00/100 soles) each, fully subscribed and fully paid.

Currently, the shareholding structure of Auna Salud is the following:

Shareholder	No. Of shares
Auna S.A., Sucursal del Perú	797,037,577
Luis Felipe Pinillos Casabonne	1
Jesús Antonio Zamora León	1
Heredia Investments S.A.C.	214,431,429
TOTAL	1,011,469,008

It is hereby stated that the shares representative of the capital stock of Auna Salud owned by Heredia, were transferred into a trust in favor of La Fiduciaria S.A., by virtue of a certain Trust Agreement dated October 3, 2022 entered into between Enfoca Descubridor 1, Fondo de Inversión (“Enfoca Descubridor 1”), Enfoca Descubridor 2, Fondo de Inversión (“Enfoca Descubridor 2”) and Enfoca Discovery 2, L.P. (“Enfoca Discovery 2”), as trustors, and La Fiduciaria S.A. as trustee, and its accession amendments dated October 7, 2022 and November 2, 2022, entered into by Heredia and Enfoca Descubridor 1, Enfoca Discovery 2, Enfoca Descubridor 2, Enfoca Asset Management Ltd., Enfoca Sociedad Administradora de Fondos de Inversión S.A., as new trustors (the “Trust Agreement”). In that regard, both Auna Salud and Heredia place on record that the Trust Agreement allows for the undertaking of the Merger, so that the shares owned by Heredia will be released from the trust prior to the effective date of the Merger to allow completion thereof.

2.2 HEREDIA INVESTMENTS S.A.C.

Heredia is a closed corporation incorporated and existing in accordance with the laws of Peru, identified with the Unique Taxpayer Registry N° 20609605520, domiciled in Lima, and registered in electronic item No. 15001594 of the Registry of Legal Entities of Lima.

Actualmente, el capital social de Heredia asciende a la suma de S/ 1,000.00 dividido en 1,000 acciones nominativas con derecho a voto, de un valor nominal de S/ 1.00 (uno y 00/100 soles) cada una, íntegramente suscritas y totalmente pagadas.

Actualmente, la estructura accionaria de Heredia es la siguiente:

Accionista	No. De acciones
Enfoca Descubridor 1, Fondo de Inversión	100
Enfoca Discovery 2, L.P.	800
Enfoca Descubridor 2, Fondo de Inversión	100
TOTAL	1,000

Se deja constancia de que la totalidad de acciones representativas del capital de Heredia actualmente se encuentran transferidas en dominio fiduciario a favor de La Fiduciaria S.A., en virtud al Contrato de Fideicomiso. Al respecto, Auna Salud y Heredia dejan constancia de que el Contrato de Fideicomiso permite expresamente la realización de la Fusión, de forma que las acciones emitidas por Heredia serán liberadas del fideicomiso antes de la entrada en vigencia de la Fusión.

III. LA FORMA PROPUESTA PARA LA FUSIÓN

Tal como se ha señalado, la reorganización societaria propuesta consiste en una operación de fusión por absorción, llevada a cabo de conformidad con lo dispuesto en el numeral segundo del artículo 344° de LGS. En la Fusión propuesta, Auna Salud tendrá la calidad de sociedad absorbente, mientras que Heredia tendrá la calidad de sociedad absorbida.

Como consecuencia de la Fusión en los términos del presente Proyecto, se producirán los efectos siguientes:

3.1. Transferencias patrimoniales

El patrimonio de Heredia será transferido, en un solo acto y a título universal, a favor de Auna Salud. Como consecuencia de ello, se extinguirá la personalidad jurídica de Heredia. Dicha extinción se producirá por efecto de la Fusión, sin necesidad de adoptar un acuerdo de disolución, ni de someterse a un procedimiento de liquidación.

Currently, the capital stock of Heredia amounts to the sum of S/ 1,000.00, divided into 1,000 registered shares with voting rights, with a nominal value of S/ 1.00 (one and 00/100 soles) each, fully subscribed and fully paid.

Currently, the shareholding structure of Heredia is the following:

Shareholder	No. of shares
Enfoca Descubridor 1, Fondo de Inversión	100
Enfoca Discovery 2, L.P.	800
Enfoca Descubridor 2, Fondo de Inversión	100
TOTAL	1,000

It is hereby stated that the shares representative of the capital stock of Heredia are all currently transferred into a trust in favor of La Fiduciaria S.A., by virtue of the Trust Agreement. In that regard, both Auna Salud and Heredia place on record that the Trust Agreement allows for the undertaking of the Merger so that the shares issued by Heredia will be released from the trust prior to the effective date of the Merger.

III. THE PROPOSED FORM FOR THE MERGER

As indicated, the proposed corporate reorganization consists of a merger operation by absorption, carried out in accordance with the provisions of the second numeral of article 344° of the LGS. In the proposed Merger, Auna Salud will have the status of absorbing company, while Heredia will have the status of absorbed company.

As a consequence of the Merger under the terms of this Project, the following effects will occur:

3.1. Equity transfers

The equity of Heredia will be transferred, in a single act and on a universal basis, in favor of Auna Salud. As a result, the legal personality of Heredia will be extinguished. Said extinction will take place as a result of the Merger, without the need to adopt a resolution of dissolution, nor to undergo a liquidation procedure.

En la medida que, de acuerdo con los últimos estados financieros de Heredia, el patrimonio neto de ésta es negativo, de conformidad con el literal d) del artículo 119 del Reglamento de Registro de Sociedades (aprobado por la SUNARP, mediante Resolución No. 200-2001-SUNARP/SN), dicha circunstancia producirá que Auna Salud no varíe su capital ni emita nuevas acciones a favor de los accionistas de Heredia como consecuencia de la Fusión.

3.2. Adquisición en bloque y a título universal.

Auna Salud adquirirá a título universal y en bloque el íntegro del patrimonio de Heredia. En este sentido, Auna Salud sucederá a Heredia, a título universal, en todos sus derechos, obligaciones y relaciones contractuales.

Como parte de esta transferencia en bloque y a título universal, Auna Salud se convertirá en titular de los activos, pasivos y de todas las relaciones jurídicas que mantenga Heredia (tales como contratos, procesos judiciales, procesos administrativos, registros administrativos, entre otras) a la fecha de entrada en vigencia de la Fusión, lo que incluye las derivadas del Contrato de Crédito suscrito con Auna S.A. (matriz de Auna Salud), mediante el cual Heredia recibió de Auna S.A. un préstamo a fin de atender las obligaciones que tenía bajo (i) el Credit Agreement suscrito, por Heredia como deudor y, entre otros, Morgan Stanley Senior Funding, Inc. como acreedor, y (ii) el Note Purchase Agreement suscrito, entre otros, por Heredia como emisor (en adelante, ambos contratos, el “Holdco Loan”). Se deja constancia que las obligaciones de Heredia bajo el Holdco Loan han sido satisfechas enteramente a la fecha del presente documento.

3.3. Participación de los accionistas y derecho de separación.

Los accionistas de Auna Salud y Heredia, siempre que cumplan las condiciones y requisitos establecidos en los artículos 200° y 356° de la LGS, tendrán el derecho de separarse de la sociedad en la que ostentan acciones. De ser el caso, sus acciones deberán ser reembolsadas al valor que acuerden con la sociedad o, en su defecto, al valor en libros correspondiente al último día del mes anterior al de la fecha del ejercicio del derecho de separación.

To the extent that according Heredia’s latest financial statements, the net equity of Heredia is negative, in accordance to literal d) of article 119 of the Corporation Registry Regulation (approved by SUNARP, by means of Resolution No. 200-2001-SUNARP/SN), said scenario causes Auna Salud not to vary its capital stock nor issue new shares in favor of the shareholders of Heredia as a consequence of the Merger.

3.2. En bloc acquisition and universal transfer.

Auna Salud will acquire on a universal basis and en bloc the entire assets of Heredia. Auna Salud will succeed Heredia, on a universal basis, in all its rights, obligations and contractual arrangements.

As part of this en bloc transfer and universal transfer, Auna Salud will become the owner of the assets, liabilities and of all the legal relationships that Heredia maintains (such as contracts, judicial processes, administrative processes, administrative records, among others) on the effective date of the Merger, including the Loan Agreement entered into between Heredia and Auna S.A. (controlling entity of Auna Salud)), pursuant to which Heredia received from Auna S.A. funds to repay its obligations under (i) the Credit Agreement entered into by Heredia as debtor and, among others, Morgan Stanley Senior Funding, Inc. as creditor, and (ii) the Note Purchase Agreement entered into by, among others, Heredia as issuer (hereinafter, both agreements, the “Holdco Loan”). It should be noted that the obligations of Heredia under the Holdco Loan have been satisfied completely as of the date hereof.

3.3. Participation of shareholders and right of withdrawal.

The shareholders of Auna Salud and Heredia, provided that they meet the conditions and requirements established in articles 200° and 356° of the LGS, have the right to separate from the company in which they hold interests. If this is the case, their shares must be redeemed at the value agreed upon with the company or, failing such agreement, at the book value corresponding to the last day of the month prior to the date of exercise of the withdrawal right.

IV. IV. EXPLICACIÓN DEL PROYECTO DE FUSIÓN

4.1 Características

La fusión de sociedades se encuentra regulada en los artículos 344° al 366° de la LGS.

En virtud de este procedimiento de reorganización societaria, Auna Salud, en calidad de sociedad absorbente, adquirirá a título universal, el patrimonio completo de Heredia, la cual se extinguirá sin necesidad de disolución ni liquidación.

Las consideraciones legales más relevantes son expuestas a continuación:

4.2 Aspectos Legales

4.2.1 Consideraciones societarias

En vista que el Proyecto tiene por finalidad informar los alcances de la Fusión participarán, se considera pertinente realizar una breve exposición de las consideraciones legales más importantes relacionadas con el proceso:

•	Delimitación y forma de fusión utilizada. La fusión de sociedades se encuentra regulada en los artículos 344° a 366° de la LGS. De acuerdo con estas normas se utilizará la modalidad de “fusión por absorción”.

•	Aprobación del proyecto de fusión. El Proyecto deberá ser aprobado por las juntas generales de accionistas de Auna Salud y Heredia. El acuerdo será aprobado cumpliendo con el quórum y las mayorías calificadas establecidas en la LGS y en los respectivos estatutos.

•	Prohibición de realizar actos significativos. De conformidad con el artículo 348° de la LGS, la aprobación del Proyecto por las gerencias generales de las sociedades, implica la obligación de abstenerse de realizar o ejecutar cualquier acto o contrato que pueda comprometer la aprobación del Proyecto o alterar significativamente la relación de canje de las acciones, hasta la fecha de las respectivas juntas.

IV. EXPLANATION OF THE MERGER PROJECT

4.1 Features

The merger of companies is regulated in articles 344° to 366° of the LGS.

By virtue of this corporate reorganization proceeding, Auna Salud, as the absorbing company, will acquire by means of a universal conveyance the entire assets and liabilities of Heredia, which will be extinguished without the need of being dissolved or liquidated.

The most relevant legal considerations are set out below:

4.2 Legal Aspects

4.2.1 Corporate considerations

Given that the purpose of the Project is to inform the scope of the Merger, it is considered pertinent to make a brief statement of the most important legal considerations related to the process:

•	Delimitation and form of merger to be used. The merger of companies is regulated in articles 344° to 366° of the LGS. In accordance with these regulations, the “merger by absorption” modality will be used.

•	Approval of the Project. The Project must be approved by the general meetings of shareholders of Auna Salud and Heredia. The agreement will be approved in compliance with the quorum and the qualified majorities established in the LGS and in the respective bylaws.

•	Prohibition to carry out significant acts. In accordance with article 348° of the LGS, the approval of the Project by the boards of directors of the companies implies the obligation to refrain from performing or executing any act or contract that may compromise the approval of the Project or significantly alter the exchange ratio of shares, until the date of the respective meetings.

•	Formulación de balances. Heredia, como sociedad absorbida, formulará un balance al día anterior de la fecha de la entrada en vigencia de la Fusión. Por su parte, Auna Salud, como sociedad absorbente, formulará un balance de apertura al día de entrada en vigencia de la Fusión. Los balances serán preparados por los órganos de administración de cada una de las sociedades involucradas en la reorganización societaria, en un plazo máximo de treinta (30) días contados a partir de la fecha de entrada en vigencia de la misma.

•	Publicaciones. Los acuerdos de fusión se publicarán tres (3) veces, con intervalos de cinco (5) días entre cada aviso.

•	Derecho de separación. Realizada la última de las publicaciones indicadas en el párrafo anterior, los accionistas que cumplan con los requisitos establecidos en la LGS podrán ejercer su derecho de separación.

•	Derecho de oposición. Realizada la última de las publicaciones indicadas anteriormente, los acreedores de Auna Salud o de Heredia, contarán con un plazo de treinta (30) días de efectuada la última publicación, para oponerse a la realización de la Fusión, si consideran que ésta perjudicará el pago de sus créditos, siempre que estos no se encuentren debidamente garantizados.

•	Fecha de entrada en vigencia de la fusión. Tal como se indica en el punto VI siguiente, la fecha de entrada en vigencia de la Fusión será el de 2024.

•	Otorgamiento de la escritura pública de fusión. Conforme al artículo 357° de la LGS, la escritura pública de fusión se otorgará vencido el plazo de treinta (30) días de efectuada la última publicación del acuerdo.

•	Formulation of balance sheets. Heredia, as the absorbed company, will prepare a balance sheet as of the day before the date of entry into force of the Merger. In turn, Auna Salud, as the absorbing company, will formulate an opening balance sheet on the day the Merger becomes effective. The balance sheets will be prepared by the administrative bodies of each of the companies involved in the corporate reorganization, within a maximum period of thirty (30) days from the effective date of the Merger thereof.

•	Publications. The merger resolutions will be published three (3) times, with intervals of five (5) days between each notice.

•	Right of separation. Once the last of the publications indicated in the previous paragraph has been made, shareholders who meet the requirements established in the LGS may exercise their right of separation.

•	Right of opposition. Once the last of the aforementioned publications has been made, any creditor of Auna Salud or Heredia will have a period of thirty (30) days thereafter to oppose the execution of the Merger, if it considers that it will prejudice the payment of their credits, provided that these are not duly guaranteed.

•	Merger effective date. As indicated in item VI below, the effective date of the Merger shall be , 2024.

•	Granting of the merger public deed. Pursuant to article 357° of the LGS, the public deed of merger will be executed within thirty (30) days of the last publication of the agreement.

4.2.2. Consideraciones tributarias

•	Fecha de entrada en vigencia de la fusión para efectos tributarios. La reorganización entrará en vigencia en la fecha de entrada en vigencia establecida en el numeral VI siguiente, tanto para fines corporativos como fiscales. De conformidad con el artículo 73° del Reglamento de la Ley del Impuesto a la Renta, aprobada por el D.S. N° 122-94-EF, dicha fecha deberá ser comunicada a la Superintendencia Nacional de Administración Tributaria-SUNAT, dentro de los diez (10) días hábiles siguientes a la entrada en vigencia de la fusión.

•	Impuesto a la Renta. La transferencia de activos y pasivos de Heredia a favor de Auna Salud se efectuará a valor en libros a la fecha de entrada en vigencia de la Fusión, sin que previamente a la elaboración de este Proyecto se haya acordado la revaluación de los activos. Por consiguiente, en la contabilidad de Auna Salud dichos bienes mantendrán el mismo costo computable que tenían antes de la realización de la Fusión. Así, las transferencias de bienes y derechos que se efectúen con motivo de la Fusión no originarán renta gravable.

•	Impuesto General a las Ventas (IGV). Las transferencias de bienes y derechos que se efectúen como consecuencia de la Fusión propuesta no están gravadas con este tributo.

•	Crédito fiscal. De existir, el crédito fiscal que Heredia pudiera haber acumulado (derivado de las adquisiciones de bienes y servicios, así de la operación regular de dicha sociedad) será transferido a favor de Auna Salud.

•	Alcabala. La Fusión no conllevará la transferencia de predios, con lo cual no se generará impuesto de alcabala alguno.

4.2.3 Consideraciones laborales.

4.2.2. Tax considerations

•	Effective date of the merger for tax purposes. The reorganization will become effective on the effective date established in number VI below, both for corporate and tax purposes. In accordance with article 73° of the Regulations of the Income Tax Law, approved by Supreme Decree N° 122-94-EF, said date must be communicated to the National Superintendence of Tax Administration-SUNAT, within ten (10) business days following the entry into force of the merger.

•	Income Tax. The transfer of assets and liabilities of Heredia in favor of Auna Salud will be carried out at book value on the date of entry into force of the Merger, without any revaluation of assets having been agreed upon for tax purposes prior to the preparation of this Project. Therefore, in the accounting of Auna Salud, said assets will maintain the same computable cost that they had before the Merger was carried out. Thus, the transfers of goods and rights that are made as a result of the Merger will not originate taxable income.

•	General Sales Tax (IGV). The transfers of goods and rights made as a result of the proposed Merger are not subject to this tax.

•	Tax credit. If applicable, the accumulated tax credit that Heredia may have accrued (derived from the acquisition of goods and services, as well as from the regular operation of said company) will be transferred in favor of Auna Salud.

•	Property sales tax. The Merger will not entail the transfer of properties, thus no property sales tax will be generated.

4.2.3 Labor considerations.

Actualmente, Heredia no cuenta con relaciones jurídicas de índole laboral, con lo cual, la Fusión propuesta por el presente Proyecto no conllevará la transferencia a Auna Salud de relación laboral alguna que mantenga Heredia.

4.3 Aspectos Económicos

Entre los diversos beneficios económicos y financieros que la Fusión de Auna Salud y Heredia permitirá a dichas entidades y, en general, a sus accionistas, pueden mencionarse los siguientes:

(i)

Dado que el patrimonio de Heredia es negativo, producto de tener una deuda con Auna S.A.C. por monto superior al valor de sus activos, la Fusión le permitiría evitar un escenario de pérdidas que den lugar a una eventual situación de liquidación forzosa considerando el monto actual de su capital.

(ii)

Auna Salud, adquirirá sus propias acciones como parte de la Fusión, las que se amortizarán sin dar lugar a una reducción de su capital en forma inmediata. Con ello, los demás accionistas de Auna Salud pasarán a ser titulares del 100% de las acciones de dicha sociedad, las mismas que además incrementarían su valor nominal producto de tal amortización de las acciones de propia emisión adquiridas como parte de la Fusión.

(iii)

Por tanto, Auna S.A., empresa matriz de Auna Salud constituida en Luxemburgo, habría consolidado, directamente y a través de su sucursal en el Perú, Auna S.A., Sucursal del Perú, el 100% del accionariado de Auna Salud. En efecto, desde el punto de vista económico, la Fusión permitirá a Auna S.A., incrementar su participación en Auna Salud pasando del 78.8% al 99.99% y de esa manera podrá consolidar los resultados, manejo y gestión de Auna Salud y sus subsidiarias.

(iv)

Por otro lado, si bien los accionistas de Heredia no recibirán acciones de Auna Salud como producto de la Fusión, como quiera que son también de Auna S.A., la consolidación resultante de la Fusión no representará perjuicio para dichos accionistas y evitará que pierdan la

Currently, Heredia does not have any legal relationships of a labor nature, thus, the Merger proposed by this Project will not entail the transfer to Auna Salud of any labor relations that Heredia could currently maintain.

4.3 Economic Aspects

Among the various economic and financial benefits that the Merger between Auna Salud and Heredia will provide to such companies, and, in general, to their shareholders, the following are to note:

(i)

Given that the equity of Heredia is negative -as a consequence of holding a debt with Auna S.A.C. for an amount which surpasses the value of its assets- the Merger will allow Heredia to avoid having losses that lead to a forced bankruptcy procedure, considering the current amount of its capital stock.

(ii)

Auna Salud will acquire shares of its capital stock) as a consequence of the Merger, which will be amortized without the need of reducing its capital stock immediately. Being so, the rest of shareholders of Auna Salud will turn out to be owners of 100% of the shares representative of Auna Salud’s capital stock, being that such shares will increase their nominal value as a consequence of the mentioned amortization of the shares acquired as part of the Merger.

(iii)

Thus, Auna S.A., a corporation incorporated in Luxembourg and controlling entity of Auna Salud, would consolidate, directly and through its branch in Peru, Auna S.A., Sucursal del Perú, 100% of the shares representative of the capital stock of Auna Salud. From an economic standpoint, the Merger will allow Auna S.A. to increase its interest in Auna Salud, from 78.8% to 99.99% and so, it will be able to consolidate the results, operations and management of Auna Salud and its subsidiaries.

(iv)

On the other hand, although the shareholders of Heredia will not receive shares representative of the capital stock of Auna Salud as a consequence of the Merger, considering that such shareholders are also shareholders of Auna S.A., the consolidation resulting from the Merger will not cause a damage to said shareholders and will avoid inversión inicialmente realizada en Heredia.

V.	CRITERIO DE VALORIZACIÓN EMPLEADO, ASPECTOS CONTABLES, RELACIÓN DE CANJE Y VARIACIÓN DEL CAPITAL SOCIAL

El criterio de valorización empleado para la determinación de la relación de canje está basado en el valor en libros de los activos y pasivos de Heredia, lo que determina que al [31 de diciembre de 2023], Heredia tenga un patrimonio negativo ascendente a S/                 . Como consecuencia de ello, de conformidad con el literal d) del artículo 119 del Reglamento de Registro de Sociedades (aprobado por la SUNARP, mediante Resolución No. 200-2001-SUNARP/SN), se ha determinado que Auna Salud no variará de forma alguna su capital social, los accionistas de Heredia no recibirán acciones de Auna Salud.

Considerando lo anterior, como consecuencia de la Fusión y la absorción de Heredia por parte de Auna Salud, las acciones representativas del capital social de Auna Salud de titularidad de Heredia pasarán a ser de titularidad de Auna Salud procediéndose en el mismo acto a amortizarlas por su valor nominal. Dicha amortización reducirá el número de acciones emitidas por Auna Salud pero cada una de las acciones remanentes incrementará su valor nominal a S/

1.269035532, cada una. Consiguientemente, no habrá variación en la cifra del capital social de Auna Salud.

Teniendo en cuenta lo anterior, producto de la Fusión, el capital social de Auna Salud quedará distribuido de la siguiente manera:

Accionista	No. de acciones
Auna S.A., Sucursal del Perú	797,037,577
Luis Felipe Pinillos Casabonne	1
Jesús Antonio Zamora León	1
TOTAL (considerando un valor nominal de S/ 1.269035532 por acción)	797,037,579

the loss of the investment they initially made in Heredia.

V. VALUATION CRITERIA USED, ACCOUNTING MATTERS, EXCHANGE RATIO AND VARIATION IN SHARE CAPITAL

The valuation criteria used to determine the exchange ratio is based on the book value of Heredia’s assets and liabilities, which determines that as of [December 31, 2023], Heredia has a negative equity amounting to S/                 . As a consequence, in accordance to literal d) of article 119 of the Corporation Registry Regulation (approved by SUNARP, by means of Resolution No. 200-2001-SUNARP/SN), it has been determined that Auna Salud will not vary its capital stock in any way and, thus, Heredia’s shareholders will not receive shares of Auna Salud.

Considering the above, as a consequence of the Merger and the absorption of Heredia by Auna Salud, the shares representing the capital stock of Auna Salud owned by Heredia will become the property of Auna Salud (treasury shares), being that in such same act, Auna Salud will amortize said treasury shares at their nominal value. Such amortization will reduce the number of shares issued by Auna Salud but will increase the nominal value of the remaining shares to S/ 1.269035532 each. Consequently, there will be no change in respect of the paid-in capital amount in Auna Salud.

Taking this into account, as a result of the Merger, the share capital of Auna Salud will be distributed as follows:

Shareholder	No. of shares
Auna S.A., Sucursal del Perú	797,037,577
Luis Felipe Pinillos Casabonne	1
Jesús Antonio Zamora León	1
TOTAL (considering a nominal value of S/ 1.269035532 per share)	797,037,579

Así, como consecuencia del aumento del valor nominal de las acciones representativas del capital social de Auna Salud, el artículo 5 de su estatuto se modificaría de la siguiente manera:

“Artículo 5°.- El capital de la Sociedad es de S/ 1’011,469,008.00 representado por 797,037,579 acciones ordinarias de un valor nominal de S/ 1.269035532 cada una, íntegramente suscritas y totalmente pagadas”.

Por su lado, como ha sido indicado, Heredia quedará extinguida como consecuencia de la Fusión.

VI. ENTRADA EN VIGENCIA.

La Fusión entrará en vigencia el                de                de 2024 sin perjuicio de encontrarse supeditada a su inscripción en las Partidas Electrónicas de Auna Salud y Heredia en los Registros Públicos. Ello significa que en la fecha de entrada en vigencia de la Fusión habrán cesado las operaciones de Heredia y en tal fecha Auna Salud absorberá en bloque y a título universal la totalidad de los activos y pasivos y relaciones jurídicas de Heredia.

VII. INFORMACIÓN ADICIONAL.

No resultan aplicables al presente Proyecto los acápites 5, 6, 8, 9 y 10 del artículo 347° de la LGS. En ese sentido, no se incluye información sobre:

•	Compensaciones complementarias derivadas de la reorganización propuesta.

•	Informes legales, económicos o contables contados por las sociedades participantes.

•	Derechos de títulos emitidos por las sociedades participantes en la reorganización propuesta que no sean acciones.

•	Modalidades a las que la reorganización propuesta queda sujeta.

•	El procedimiento para el canje de títulos.

Lima,                de 2024

As a consequence of the increase of the nominal value of the shares representative of the share capital of Auna Salud, article 5 of its bylaws would be modified as follows:

“Article 5°.- The share capital of the Company amounts to S/ 1’011,469,008.00 represented by 797,037,579 common shares with a nominal value of S/ 1.269035532 each, all dully paid and subscribed”.

As has been indicated, Heredia will be extinguished as a result of the Merger Transaction.

VI. ENTRY INTO FORCE.

The proposed date for the entry into force of the Merger is , 2024, subject to its registration in the Electronic Records of Auna Salud and Heredia in the Public Registries. This means that on the effective date of the Merger the operations of Heredia will have ceased and on such date Auna Salud will absorb en bloc and universally all the assets and liabilities and legal relationships of Heredia.

VII. ADDITIONAL INFORMATION.

Sections 5, 6, 8, 9 and 10 of article 347 of the LGS are not applicable to this Project. In this sense, information is not included on:

•	Complementary compensation derived from the proposed reorganization.

•	Legal, economic, or accounting reports counted by the participating companies.

•	Rights to securities issued by the companies participating in the proposed reorganization other than shares.

•	Modalities to which the proposed reorganization is subject.

•	The procedure for the exchange of titles.

Lima,                , 2024